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                                                                     EXHIBIT 5.1

                            JEFFERY L. KLINGER, ESQ.

                                701 Market Street
                         St. Louis, Missouri 63101-1826

                                  May 21, 2003

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826

Re: 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy
    Corporation

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on May 21, 2003, by Peabody Energy Corporation, a Delaware corporation (the "Company"), pertaining to the issuance by the Company of up to 5,261,073 shares of the Company's common stock, $.01 par value (the "Shares"), pursuant to the 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation (the "Plan"), I have examined such corporate records of the Company, such laws and such other information as I have deemed relevant, including the Company's Third Amended and Restated Certificate of Incorporation, By-Laws, and resolutions adopted by the Board of Directors relating to such issuance, the written document constituting the Plan, certificates received from state officials and statements I have received from officers and representatives of the Company. In delivering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as duplicates or certified or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to me by officers and representatives of the Company.

Based solely on the foregoing, I am of the opinion that:

 1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

 2. The Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be duly and validly issued and will be fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Plan.

                                        Very truly yours,

                                        Jeffery L. Klinger, Esq.